UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 11, 2009 (April 30, 2009)

Connecticut Water Service, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Connecticut (State or other jurisdiction of incorporation or organization)	06-0739839 (I.R.S. Employer Identification No.)

93 West Main Street, Clinton, CT (Address of principal executive office)	06413 (Zip Code)

860-669-8630
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

Sale of Conservation Easement

On April 15, 2008, Connecticut Water Service, Inc. (the Company) announced that its principal operating subsidiary, The Connecticut Water Company (“CWC”), intended to abandon its Windsor Locks public drinking water supply wellfield, and had begun discussions with the Town of Windsor Locks to secure the land as protected open space. The wellfield is approximately 200 acres, and the Company has determined that it is no longer needed for water supply purposes.

On May 7, 2009, CWC entered into a Purchase and Sale Agreement with the Town of Windsor Locks to sell a conservation easement for the former wellfield to the Town for $2.0 million. The transaction requires the approval of the Connecticut Department of Public Utility Control (DPUC). The Company filed an application with the DPUC and submitted the draft agreement and the form of Conservation Easement to the DPUC on April 3, 2009. DPUC approval is expected in the second half of 2009.  Subject to successful receipt of DPUC approval, and of final authorization for the Town to proceed with the transaction, the Company expects the transaction to be completed in 2009.  If the transaction closes, the Company estimates that it will generate approximately $1 million in net income in the Real Estate segment.

A copy of the Purchase and Sale Agreement is filed herewith as Exhibit 99.1 and is hereby incorporated herein by reference.

Proposal to Credit Customer Bills

On April 30, 2009, the Company announced that CWC had filed an application with the DPUC to temporarily credit customer bills and delay its next rate filing until after January 1, 2010 by adjusting certain depreciation rates.

A copy of the news release is filed herewith as Exhibit 99.2 and is hereby incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

The following are filed herewith as exhibits

(c)           Exhibits

99.1	Purchase and Sale Agreement between The Connecticut Water Company and the Town of Windsor Locks, dated May 7, 2009.
99.2	News release issue by The Connecticut Water Company, dated April 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Connecticut Water Service, Inc. (Registrant)
Date: May 11, 2009	By: /s/ Nicholas A. Rinaldi Nicholas A. Rinaldi Controller